EXHIBIT 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of March 16, 2011 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Metropolitan”), as Landlord (“Landlord”), and CODEXIS, INC. a Delaware corporation (“Codexis”), as Tenant (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant are the parties to that certain written lease which is comprised of the following: that certain written Lease, dated as of October ____, 2003 [sic], by and between Landlord and Tenant (the “Original Lease”) for certain premises described therein and commonly known as 501 Chesapeake Drive which is a part of Building 3 (the “501 Chesapeake Space”) and all the rentable area of Building 4 (consisting of 200 and 220 Penobscot Drive (collectively, the “200 & 220 Penobscot Space”, and together with the 501 Chesapeake Space are referred to collectively as the “Original Premises”), all as more particularly described in the Original Lease; as amended by that certain First Amendment to Lease, dated as of June 1, 2004, by and between Landlord and Tenant (the “First Amendment”); as amended by that certain Second Amendment to Lease, dated as of March 9, 2007, by and between Landlord and Tenant (the “Second Amendment”) for certain premises described therein and commonly known as 640 Galveston Drive, which is part of Building 5 (the “640 Galveston Space”), all as more particularly described in the Second Amendment; as amended by that certain Third Amendment to Lease, dated as of March 31, 2008, by and between Landlord and Tenant (the “Third Amendment”) for certain premises described therein and commonly known as 400 Penobscot Drive, which is the entire Building 2 (the “Building 2 Space”), all as more particularly described in the Third Amendment; and as amended by that certain Fourth Amendment to Lease, dated as of September 17, 2010, by and between Landlord and Tenant (the “Fourth Amendment”). The Original Lease, as amended, is referred to for purposes of this Amendment as the “Existing Lease”.

B. Landlord and Tenant desire to provide for (i) extension of the Term with respect to the 200 & 220 Penobscot Space and the Building 2 Space, (ii) the lease to Tenant of the 101 Saginaw Space (defined below) for the term specified herein; (iii) Tenant’s vacation and surrender of the 640 Galveston Space; and (iv) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Scope of Amendment; Defined Terms; Retroactive Effect.

(a) Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Existing Lease” defined above shall refer to the Existing Lease as it existed before giving effect to the modifications set forth in this Amendment and the term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

(b) Landlord and Tenant have executed this Amendment on the Execution Date, but intend and agree that it shall be effective as of February 1, 2011 (the “Effective Date”) with the same force and effect as if executed on that date. Promptly after execution of this Amendment, Landlord shall bill Tenant for the amount of Monthly Base Rent and all other Rent due pursuant to this Amendment in excess of amounts actually paid by Tenant for the period from and after the Effective Date, and Tenant shall pay the amount due within ten (10) business days after receipt of such bill. In the event that amounts actually paid by Tenant on after the Effective Date and before execution of this Amendment exceed the amount due pursuant to this Amendment, Landlord shall credit any such overpayment to rent next coming due from Tenant hereunder.

EXECUTION VERSION

Section 2.    Confirmation of Term. Landlord and Tenant acknowledge and agree that notwithstanding any provision of the Existing Lease to the contrary: (a) as contemplated by the Existing Lease, the Expiration Date of the Term of the Lease of the 200 & 220 Penobscot Space is January 31, 2011; (b) as contemplated by the Existing Lease, the 640 Galveston Expiration Date is April 30, 2012; (c) as contemplated by the Existing Lease, the Building 2 Expiration Date is March 31, 2013; and (d) as contemplated by the Existing Lease, the 501 Chesapeake Expiration Date is January 31, 2013.

Section 3.    Extension of Term for 200 & 220 Penobscot Space and Building 2 Space. Notwithstanding any provision of the Existing Lease to the contrary, the Existing Lease is hereby amended to provide that the Building 2 Expiration Date shall be January 31, 2011, and then with respect to the 200 & 220 Penobscot Space and the Building 2 Space, this Lease shall continue for a term of nine (9) years (the “Extended Term”) beginning on February 1, 2011 (the “Extended Term Commencement Date”) and expiring on January 31, 2020 (hereafter, the “Expiration Date” or, as applicable, the “200 & 220 Penobscot Expiration Date” or “Building 2 Expiration Date”), unless sooner terminated pursuant to the terms of the Lease. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term for the 200 & 220 Penobscot Space and the Building 2 Space only, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension of such space. Any such provisions, options or rights for renewal or extension provided in the Existing Lease with respect to the 200 & 220 Penobscot Space and the Building 2 Space, including, without limiting the generality of the foregoing, Section 26.21 of the Original Lease (as it applies to such space) and Section 8 of the Third Amendment are hereby deleted in their entireties.

Section 4.     Monthly Rent for Extended Term. Notwithstanding any provision of the Lease to the contrary, commencing on the Extended Term Commencement Date and continuing through the Expiration Date of the Extended Term, the amount of Monthly Base Rent due and payable by Tenant for the 200 & 220 Penobscot Space and the Building 2 Space shall be as follows:

Period from /to	Monthly

February 1, 2011 - January 31, 2012	$136,787.67
February 1, 2012 - January 31, 2013	$140,891.30
February 1, 2013 - January 31, 2014	$145,118,04
February 1, 2014 - January 31, 2015	$149,471.58
February 1, 2015 - January 31, 2016	$153,955.73
February 1, 2016 - January 31, 2017	$158,574.40
February 1, 2017 - January 31, 2018	$163,331.63
February 1, 2018 - January 31, 2019	$168,231.58
February 1, 2019 - January 31, 2020	$173,278.53

*Notwithstanding anything in the foregoing to the contrary, provided that a monetary Default (as defined in Section 11.01 of the Original Lease) by Tenant has not previously occurred, Landlord agrees to forbear in the collection of and abate the Monthly Base Rent due and payable for the period between February 1, 2011 to March 31, 2011, totaling not more than Two Hundred Seventy-Three Thousand Five Hundred Seventy-Five and 34/100 Dollars ($273,575.34) in the aggregate (collectively, “Abated Rent”); provided, further, that in the event of a monetary Default by Tenant at any time during the Extended Term, all previously Abated Rent shall be immediately due and payable in full at that time without the necessity of further notice or action by Landlord.

Section 5.    “AS IS” Condition. Tenant acknowledges and agrees that Tenant presently occupies and has occupied the 200 & 220 Penobscot Space and Building 2 Space, and Tenant accepts the 200 & 220 Penobscot Space and Building 2 Space in their AS-IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises. Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation in any portion of the Premises, except as expressly set forth in the Workletter (Exhibit B to this Amendment).

EXECUTION VERSION

Section 6.    Lease of 101 Saginaw Space.

(a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the 101 Saginaw Space (defined below) upon and subject to all of the terms, covenants and conditions of the Existing Lease except as expressly provided herein. “101 Saginaw Space” is part of Building Number 1 located in Phase I of Seaport Centre at the street address of 101 Saginaw Drive, Redwood City, California 94063, as shown on Exhibit A to this Amendment. Landlord and Tenant hereby agree that the 101 Saginaw Space is conclusively presumed to be 29,921 rentable square feet.

(b) Delivery; Construction & Construction Period; Commencement Date; Term; Other Provisions. Notwithstanding any provision of the Existing Lease to the contrary, the following provisions shall govern the 101 Saginaw Space:

(1) Delivery; Construction; Construction Period; Commencement Date; Term. Landlord shall tender to Tenant possession of the 101 Saginaw Space in the condition specified in the Workletter (Exhibit B to this Amendment) no later than one (1) business day after execution of this Amendment by both Tenant and Landlord (the “Projected Commencement Date”). The date on which Landlord actually tenders to Tenant possession of the 101 Saginaw Space in the condition specified in the Workletter shall be the “101 Saginaw Commencement Date” on which the Term of this Lease of the 101 Saginaw Space commences, and on and after such date all the terms and conditions of the Lease shall apply, and Tenant shall observe and perform all terms and conditions of the Lease, except that until the sixtieth (60th) day after the 101 Saginaw Commencement Date (the “101 Saginaw Rent Start Date”), Tenant shall not be obligated to pay Monthly Base Rent or Rent Adjustments. The Term of this Lease of the 101 Saginaw Space (“101 Saginaw Term”) shall start on the 101 Saginaw Commencement Date and end on the Expiration Date.

(2) Tenant Additions/Tenant Improvements. Subject to Section 4 of the Third Amendment, (i) all improvements permanently affixed to or on Building Number 1 by Tenant under this Amendment or hereafter under this Lease, including, without limitation, walls, ceilings, flooring, building fixtures (such as plumbing, power, lighting and HVAC systems), and (ii) all improvements made as part of the Special Tenant Work (described in Exhibit B-2 to the Workletter), shall, without compensation or credit to Tenant, become part of the applicable Building and the property of Landlord at the time of their installation and shall remain in such Building, unless pursuant to Section 4 of the Third Amendment, other express provision of this Lease or a subsequent written agreement between the parties hereto, Tenant is permitted or required to remove them. For the avoidance of doubt, the term “permanently affixed” shall not be construed to mean otherwise free-standing equipment that has been secured to the Premises for the primary purpose of seismic stability and/or the prevention of theft.

(3) Confirmation of Commencement Date. Upon request by Landlord, Tenant and Landlord shall enter into an agreement (the form of which is Exhibit C to this Amendment) confirming the 101 Saginaw Commencement Date and the 101 Saginaw Expiration Date. If within ten (10) business days after Landlord’s request enclosing the proposed agreement, Tenant fails either (i) to enter into such agreement, or (ii) to give Landlord written notice of any item(s) therein which Tenant believes are incorrect, the corrections(s) proposed by Tenant and reasons therefor, then the 101 Saginaw Commencement Date and the 101 Saginaw Expiration Date shall be the dates designated by Landlord in such agreement.

(4) Failure to Deliver Possession. If Landlord shall be unable to give possession of the 101 Saginaw Space on the Projected Commencement Date by reason of the following: (i) the holding over or retention of possession of any tenant, tenants or occupants, or (ii) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances, by operation of Subsection (1) above, the 101 Saginaw Commencement Date is automatically adjusted and determined in relation to the date Landlord actually tenders possession of the 101 Saginaw Space to Tenant. If Landlord tenders possession

EXECUTION VERSION

after March 31, 2011, the 101 Saginaw Rent Start Date shall be the date on which Landlord tenders possession. Failure to deliver possession on the originally scheduled Projected Commencement Date shall not affect the validity of this Lease or the obligations of the Tenant hereunder.

(5) Premises. From and after the delivery of the 101 Saginaw Space to Tenant, the term “Premises” as used in the Lease shall mean the Existing Premises together with the 101 Saginaw Space.

(c) Monthly Base Rent for 101 Saginaw Space. Notwithstanding any provision of the Existing Lease to the contrary, Monthly Base Rent for the 101 Saginaw Space shall be payable on the 101 Saginaw Rent Start Date and thereafter on the first day of each calendar month of the 101 Saginaw Term, in the manner required for Monthly Base Rent in the Existing Lease, but the amounts are additional to rent payable under the Existing Lease, and the amount of Monthly Base Rent due and payable by Tenant for the 101 Saginaw Space and monthly schedule therefor starting on the 101 Saginaw Commencement Date shall be as set forth in the schedule below:

Period from/to	Monthly
101 Saginaw Rent Start Date –
Month 12 (of 101 Saginaw Rent Start Date)*	$49,369.65
Month 13 – Month 23	$50,850.74
Month 24 – Month 35	$52,376.26
Month 36 – Month 47	$53,947.55
Month 48 – Month 59	$55,565.98
Month 60 – Month 71	$57,232.96
Month 72 – Month 83	$58,949.94
Month 84 – Month 95	$60,718.44
Month 96 – January 30, 2020	$62,540.00

*Notwithstanding anything in the foregoing to the contrary, provided that a monetary Default by Tenant has not previously occurred, Landlord agrees to forbear in the collection of and abate the Monthly Base Rent due and payable for Month 1 and Month 2 following the 101 Saginaw Rent Start Date, totaling not more than Ninety-Eight Thousand Seven Hundred Thirty-Nine and 30/100 Dollars ($98,739.30) in the aggregate (collectively, “101 Saginaw Abated Rent”); provided, further, that in the event of a monetary Default by Tenant at any time during the 101 Saginaw Term, all previously abated 101 Saginaw Abated Rent shall be immediately due and payable in full at that time without the necessity of further notice or action by Landlord.

(d) Tenant’s Share of Operating Expenses. Notwithstanding any provision of the Existing Lease to the contrary, in addition to Tenant’s payment of Rent Adjustment Deposits and Rent Adjustments with respect to the Existing Premises, Tenant shall pay Rent Adjustment Deposits and Rent Adjustments with respect to the 101 Saginaw Space starting on the 101 Saginaw Rent Start Date and continuing during the 101 Saginaw Term, which shall be payable as set forth in the Existing Lease, except that for such purposes Tenant’s 101 Saginaw Share shall be as set forth below, and Tenant’s Phase Share and Tenant’s Project Share shall be modified as set forth below:

Tenant’s Building 1 Share:	48.78%
Tenant’s Phase 1 Share:	9.91	%*
Tenant’s Project Share:	5.57	%*

* If the 501 Chesapeake Extended Term is not extended, then from the later of such expiration or the date Tenant vacates the 501 Chesapeake Space for the remaining Extended Term, Tenant’s Phase 1 Share shall be reduced by 3.7% and Tenant’s Project Share shall be reduced by 2.08%.

EXECUTION VERSION

(e) Parking. Notwithstanding any provision of the Existing Lease to the contrary, on and after the 101 Saginaw Commencement Date during the 101 Saginaw Term, Tenant shall have the right to use, on an unassigned basis, an additional ninety-nine (99) Parking Spaces. Upon the Surrender Date (as defined below) for the 640 Galveston Space, the total number of Parking Spaces shall be reduced by thirty-one (31). In addition, if the 501 Chesapeake Extended Term is not extended, then from the later of such expiration or the date Tenant vacates the 501 Chesapeake Space for the remaining Extended Term, the total number of Parking Spaces shall be reduced by thirty-seven (37).

(f) Signage.

(1) Grant of Right. Notwithstanding any provision of the Existing Lease to the contrary, on and after the 101 Saginaw Commencement Date for the 101 Saginaw Term, Tenant shall have the right to (1) place its company name and logo on the door(s) at the main entry to Building Number 1 (the “Entry Signage”); and (2) only for so long as Tenant leases, is continuously conducting regular, active, ongoing business in, and is in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of not less than fifty percent (50%) of the entire 101 Saginaw Space, place its company name and logo on its pro-rata share of the signage area on the existing, exterior monument sign for Building Number 1, subject to the terms and conditions set forth in this Section (“Monument Signage”)(collectively, the Entry Signage and Monument Signage are referred to as the “Exterior Sign Right”).

(2) General Conditions & Requirements. The size, type, style, materials, color, method of installation and exact location of the sign, and the contractor for and all work in connection with the sign, contemplated by this Section shall (i) be subject to Tenant’s compliance with all applicable laws, regulations and ordinances and with any covenants, conditions and restrictions of record which affect the Property; (ii) be subject to Tenant’s compliance with all requirements of Landlord’s current Project signage criteria at the time of installation; (iii) be consistent with the design of Building Number 1 and the Project; (iv) be further subject to Landlord’s prior written consent. Tenant shall, at its sole cost and expense, procure, install, maintain in first class appearance and condition, and remove such sign.

(3) Removal & Restoration. Upon the expiration or termination of the Exterior Sign Right, but in no event later than the expiration of the 101 Saginaw Term or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove such sign and shall repair and restore the area in which the sign was located to its condition prior to installation of such sign.

(4) Right Personal. The right to Monument Signage under this Section is personal to Codexis and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to, any person or entity.

Section 7.    Surrender of 640 Galveston Space.

(a) Surrender Date. On or before 11:59 p.m. of the date which is ninety (90) days after the 101 Saginaw Rent Start Date (the “Surrender Date”), Tenant shall vacate and deliver to Landlord exclusive possession of the 640 Galveston Space pursuant to the same provisions and requirements of the Existing Lease as would apply to surrender of the Premises upon expiration of the Existing Lease. Tenant shall deliver to Landlord any plans and specifications, maintenance records, warranties, permits, approvals and licenses pertaining to the 640 Galveston Space or to any improvements remaining thereon, or to both (but not pertaining to Tenant’s business conducted therein) in the possession of Tenant.

(b) Obligations Until Surrender; Proration. Through and including the Surrender Date Tenant must continue to pay all Monthly Base Rent and Rent Adjustments as they become due and payable under the Existing Lease and all of the terms, covenants, agreements and conditions of the Lease shall remain in full force and effect with respect to the 640 Galveston Space except as follows: (i) during the period between the 101 Saginaw Rent Start Date through the Surrender Date, Tenant shall not be liable for any Monthly Base Rent for the 640 Galveston Space, but shall pay only the Rent Adjustments and other Rent (if any) for such

EXECUTION VERSION

space as they become due and payable; (ii) any and all options or rights of Tenant to expand the 640 Galveston Space or add space to it, including, without limiting the generality of the foregoing, the Negotiation Right with respect to the 600 Galveston Negotiation Space as set forth in Section 7 of the Third Amendment, are hereby terminated, null and void as of the Execution Date; and (iii) any and all options or rights of Tenant to extend the 640 Galveston Term (including, without limiting the generality of the foregoing, the Option to Extend with respect to the 640 Galveston Space as set forth in Section 26.14 of the Original Lease, as amended by Section 7 of the Second Amendment) are hereby terminated, null and void as of the Execution Date.

(c) Effect on Lease After Surrender Date. After the Surrender Date, the Lease shall continue in full force and effect for the remainder of the term of the Lease upon and subject to all of the terms and provisions of the Lease, including, without limitation, the following modifications of the Lease:

(i) Tenant shall have no right to possession, use or lease of the 640 Galveston Space or any options or other rights with respect to the 640 Galveston Space unless and except as provided in this Amendment; and

(ii) the regular Monthly Base Rent and Rent Adjustments allocable to the 640 Galveston Space shall no longer accrue.

(d) Holding Over. In the event that Tenant fails timely to vacate and deliver exclusive possession of the 640 Galveston Space to Landlord on or before the Surrender Date as required under this Amendment and the Lease, then:

(i) Tenant shall be deemed to be holding over with respect to the 640 Galveston Space without the express written consent of Landlord and shall be liable to Landlord for rent with respect to the 640 Galveston Space at the holdover rate provided in the Lease without regard to Section 7(b)(i) above (but only for the actual number of weeks that Tenant remains in possession of the 640 Galveston Space and fails to vacate and deliver exclusive possession to Landlord), and shall indemnify Landlord against loss or liability resulting from any delay of Tenant in not surrendering such premises on the Surrender Date, including, but not limited to, additional costs or losses incurred by Landlord in preparing such space for third parties to whom it is now or hereafter leased, any amounts required to be paid to third parties who were to have occupied all or part of such premises and Landlord’s loss of income and profit if any lease to a third party is cancelled or lost due to Tenant’s failure timely to vacate and deliver possession, and any attorneys’ fees related to the foregoing;

(ii) such failure shall constitute an event of default and breach of the Lease without any applicable grace period, notice from Landlord or period to cure; and

(iii) no such holding over shall constitute a renewal, extension, a month to month tenancy or other permitted tenancy, but such continued possession shall be subject to the other covenants, conditions and agreements of the Lease, except as otherwise expressly provided in this Amendment.

(e) No Release. Notwithstanding any provision of the foregoing to the contrary, neither this Amendment nor the acceptance by Landlord of the 640 Galveston Space shall in any way:

(i) be deemed to excuse or release Tenant from any obligation or liability with respect to the 640 Galveston Space (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Lease) which obligation or liability (i) first arises on or prior to the date on which Tenant delivers to Landlord possession of the 640 Galveston Space or (ii) arises out of or is incurred in connection with events or other matters which took place on or prior to such date, or

EXECUTION VERSION

(ii) affect any obligation under the Lease which by its terms is to survive the expiration or sooner termination of the Lease.

Section 8.    Moving Costs. Tenant acknowledges and agrees that it is responsible for, at Tenant’s sole cost and expense, moving out of the 640 Galveston Space, and any moving or reinstallation in 101 Saginaw Space of furnishings, moveable partitions, moveable work stations, equipment, personal property and trade fixtures belonging to Tenant, and that Landlord has no responsibility for the foregoing.

Section 9.    Adjustment to the Security. Notwithstanding any provision of the Existing Lease to the contrary:

(a) Tenant and Landlord acknowledge that pursuant to Section 5.02 of the Existing Lease, Tenant elected to deliver the Letter of Credit in lieu of cash Security Deposit, and immediately prior to execution of this Amendment, the amount of the Letter of Credit required under the Existing Lease and held by Landlord is Five Hundred Sixty-Two Thousand Four Dollars ($562,004.00).

(b) The amount of Security Deposit and Letter of Credit required as of the Execution Date of this Amendment is hereby increased by One Hundred Forty-Five Thousand Four Hundred Fifty-Two Dollars ($145,452.00) and within ten (10) business days following the Execution Date, Tenant shall deliver to Landlord an amendment or replacement of the Letter of Credit which increases the amount of the Letter of Credit to Seven Hundred Seven Thousand Four Hundred Fifty-Six Dollars ($707,456.00).

(c) Section 5.02(c) of the Existing Lease (as amended by Section 4(c) of the Second Amendment and Section 5(c) of the Third Amendment) is hereby deleted in its entirety.

(d) The second sentence of Section 5.02(a) (as amended by Section 4(d) of the Second Amendment and Section 5(d) of the Third Amendment) is deleted and the following is inserted in its place: “The Letter of Credit shall be maintained in effect until January 31, 2020 (the “LOC Expiration Date”), and provided that on the LOC Expiration Date, Tenant shall not be in Default, Landlord shall return to Tenant the Letter of Credit and any Letter of Credit Proceeds then held by Landlord (other than those held for application by Landlord on account of a Default as provided below).”

Section 10.    Tenant Additions.

(a) Tenant Additions Existing as of the Execution Date. Notwithstanding any provision of the Lease to the contrary (including, without limitation, Section 12.01 of the Original Lease and Section 4(a) of the Third Amendment), Tenant shall not be required to remove any Tenant Additions existing as of the Execution Date at the 501 Chesapeake Space, 200 & 220 Penobscot Space, Building 2 Space and 640 Galveston Space upon the Termination Date with respect to the applicable space.

(b) 640 Galveston. Landlord and Tenant hereby confirm that Section 4(a) of the Third Amendment shall be applicable to the Premises (including, without limitation, the 640 Galveston Space).

Section 11.    Negotiation Right.

(a) Landlord and Tenant confirms that the Negotiation Right with respect to 525 Chesapeake Drive (as set forth in Section 6 of the Second Amendment) continues to be in effect. As provided in Section 7(b)(ii) above, the Negotiation Right with respect to the 600 Galveston Negotiation Space (as set forth in Section 7 of the Third Amendment) is terminated.

(b) Landlord hereby grants Tenant a one-time right to negotiate the lease of the 123 Saginaw Negotiation Space (defined below). if and to the extent such space is Available (defined below) during the period beginning on the Execution Date of this Amendment and expiring twenty-four (24) months prior to the Expiration Date of the 101 Saginaw Term (the “Negotiation Period”), upon and subject to the terms and conditions of this Section (the “Negotiation Right”), and provided that at the time of exercise of such right: (i) Tenant must be conducting regular, active, ongoing business in, and be in occupancy (and occupancy by a

EXECUTION VERSION

subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of the entire 101 Saginaw Space; and (ii) there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease, as certified by Tenant’s independent certified public accountants, and as supported by Tenant’s certified financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising its right hereunder. Without limiting the generality of the foregoing, Landlord may reasonably conclude there has been a material adverse change if Tenant’s independent certified public accountants do not certify there has been no such change.

(c) The “123 Saginaw Negotiation Space” shall mean the leaseable space with a street address of 123 Saginaw Drive and Rentable Area of approximately 26,067 square feet. For purposes of this Negotiation Right, the term “Available” shall mean that the space in question is either: (1) vacant and free and clear of all “Prior Rights” (defined below); or (2) space as to which Landlord has received a proposal, or Landlord is making a proposal, for a lease or rights of any nature applicable in the future when such space would be free and clear of all Prior Rights. For purposes of this Negotiation Right, the term “Prior Rights” shall mean rights of other parties, including without limitation, a lease, lease option, or option or other right of extension, renewal, expansion, refusal, negotiation or other right, either: (i) pursuant to any lease or written agreement with the tenant currently occupying the 123 Saginaw Negotiation Space; or (ii) pursuant to any extensions or renewal of any of the foregoing, whether or not set forth in such lease or written agreement, and Landlord shall be free at any time to enter such extension or renewal; or (iii) pursuant to any amendment or modification of any of the foregoing, and Landlord shall be free at any time to enter such amendment or modification.

(d) Nothing herein shall be deemed to limit or prevent Landlord from marketing, discussing or negotiating with any other party for a lease of, or rights of any nature as to, any part of the 123 Saginaw Negotiation Space, but during the Negotiation Period before Landlord makes any written proposal to any other party (other than a party with Prior Rights) for any 123 Saginaw Negotiation Space which becomes Available (including giving a written response to any proposal or offer received from another party), or contemporaneously with making any such proposal, and in any event within thirty (30) days after such space becomes vacant and free and clear of all Prior Rights, Landlord shall give Tenant written notice (“Landlord’s Notice”), which notice identifies the space Available and Landlord’s estimate of the projected date such space will be vacant and deliverable to Tenant. Notwithstanding any of the foregoing to the contrary, Tenant acknowledges that Landlord has disclosed that as of the date of execution of this Lease, the 123 Saginaw Negotiation Space is leased for a term that will expire approximately March 31, 2011, and as set forth more fully in Subsection (c) above, Landlord shall remain free at any time to enter into an extension or renewal of such lease, whether or not any such right is set forth in such lease, and to enter into any amendment or modification of such lease, all of which constitute Prior Rights with respect to the Negotiation Space. For a period of five (5) business days after Landlord gives Landlord’s Notice (the “Election Notice Period”), Tenant shall have the right to initiate negotiations in good faith for the lease of all (and not less than all) the space identified in Landlord’s Notice by giving Landlord written notice (“Election Notice”) of Tenant’s election to exercise its Negotiation Right to lease such space.

(e) If Tenant timely and properly gives the Election Notice, Landlord and Tenant shall, during the five (5) business day period (the “Second Period”) following Landlord’s receipt of the Election Notice, negotiate in good faith for the lease of the 123 Saginaw Negotiation Space which is the subject of the Landlord Notice as set forth below. Any lease by Tenant pursuant to this Negotiation Right: (1) shall be for all (and not less than all) the 123 Saginaw Negotiation Space which is the subject of the Landlord Notice; (2) the subject 123 Saginaw Negotiation Space shall, upon delivery, be part of the Premises under the Lease, such that the term “Premises” thereafter shall include the subject 123 Saginaw Negotiation Space; (3) starting on such delivery date, with respect to the subject 123 Saginaw Negotiation Space Tenant shall additionally pay Tenant’s Share of Operating Expenses, with Tenant’s Share recalculated to reflect addition of the 123 Saginaw Negotiation Space; (4) the number of parking spaces applicable to the subject 123 Saginaw Negotiation Space shall be calculated at the rate of 3.3 spaces per 1000 square feet of Rentable Area of the subject 123 Saginaw Negotiation Space, and the type of, location of and charge for such spaces shall be as otherwise provided in the Lease; and (5) such lease shall be upon and subject to all the other terms, covenants and conditions provided in the Lease, except that the following terms shall be subject to such negotiation and agreement of the parties: (aa) the amount of the Monthly Base Rent with respect to the

EXECUTION VERSION

123 Saginaw Negotiation Space; (bb) the term of the lease of the 123 Saginaw Negotiation Space shall be subject to negotiation, but shall not be less than the Term of the Lease of the 101 Saginaw Space (including any extension pursuant to the Option to Extend); (cc) any improvements or alterations to be done, or allowance therefor, if any, specifically agreed upon, and absent such agreement, Tenant shall accept the 123 Saginaw Negotiation Space in its then AS IS condition without any obligation of Landlord to repaint, remodel, improve or alter the subject 123 Saginaw Negotiation Space for Tenant’s occupancy or to provide Tenant any allowance therefor, but such space shall be delivered broom clean and free of all tenants or occupants (and their personal property); (dd) increase in the Security; and (ee) Landlord shall deliver the subject 123 Saginaw Negotiation Space to Tenant in such AS IS condition no later than thirty (30) days after Landlord regains possession of such space, but in no event shall Landlord have any liability for failure to deliver the subject 123 Saginaw Negotiation Space to Tenant on any projected delivery date due to the failure of any occupant to timely vacate and surrender such space or due to Force Majeure, and such failure shall not be a default under the Lease or impair its validity. The foregoing obligation of Landlord to negotiate is non-exclusive and nothing herein shall be deemed to prevent Landlord from negotiating with any other party for the 123 Saginaw Negotiation Space, whether or not Landlord and Tenant are negotiating for the same, but any other such negotiation shall be subject to the aforesaid obligation to negotiate with Tenant in good faith.

(f) If Tenant either fails or elects not to exercise its Negotiation Right as to the 123 Saginaw Negotiation Space covered by Landlord’s Notice by not giving its Election Notice within the Election Notice Period, or if Tenant gives Tenant’s Election Notice but Tenant and Landlord do not execute (1) a written letter of intent reflecting the significant business terms for the lease of the 123 Saginaw Negotiation Space within five (5) business days after delivery of the Election Notice, and (2) a corresponding amendment prepared by Landlord within five (5) days after Landlord gives Tenant such proposed amendment, then in any such event Tenant’s Negotiation Right shall terminate, and be null and void, as to the subject space identified in the applicable Landlord’s Notice (but not as to any 123 Saginaw Negotiation Space subject to this Negotiation Right which has not become Available and been included in a Landlord’s Notice), and at any time thereafter Landlord shall be free to lease and/or otherwise grant options or rights to the subject space on any terms and conditions whatsoever free and clear of the Negotiation Right.

(g) During any period that Tenant does not occupy the entire Premises or that there is an uncured default by Tenant under the Lease, or any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default, the Negotiation Right shall not apply and shall be ineffective and suspended, and Landlord shall not be obligated to give a Landlord’s Notice as to any space which becomes Available during such suspension period, and Landlord shall not be obligated to negotiate (or enter into any amendment) with respect to any 123 Saginaw Negotiation Space which was the subject of a pending Landlord’s Notice for which an amendment has not been fully executed, and during such suspension period Landlord shall be free to lease and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Negotiation Right. The Negotiation Right shall terminate upon any of the following: (1) the termination of the Lease, whether by Landlord upon the occurrence of a Tenant default or otherwise; or (2) the failure of Tenant timely to exercise, give any notices, perform or agree, within any applicable time period specified above, with respect to any 123 Saginaw Negotiation Space which was the subject of any Landlord’s Notice.

(h) The Negotiation Right is personal to Codexis and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

Section 12.    Option to Extend.

(a) Landlord and Tenant confirms that the Option to Extend with respect to 501 Chesapeake Drive (as set forth in Section 26.21 of the Original Lease, as amended by Section 3 of the Fourth Amendment) continues to be in effect. As provided in Sections 3 and 7(b)(iii) above, the following Options to Extend are terminated: (i) the Option to Extend with respect to the 200 & 220 Penobscot Space (as set forth in Section 26.21 of the Original Lease), (ii) the Option to Extend with respect to the Building 2 Space (as set forth in Section 26.21 of the Original Lease, as amended by Section 8 of the Third Amendment), and (iii) the Option to Extend with respect to the 640 Galveston Space (as set forth in Section 26.21 of the Original Lease, as amended by Section 7 of the Second Amendment).

EXECUTION VERSION

(b) Landlord hereby grants Tenant two (2) consecutive options (individually an “Option” and collectively the “Options”) to extend the Term of the Lease for an additional period of five (5) years per Option (each such period may be referred to as the “Option Term”), as to the portion of the Premises consisting of the 200 & 220 Penobscot Space, Building 2 Space and 101 Saginaw Space (all references in this Section 12 to the “Premises” shall instead be deemed to mean such space only), as it may then exist, upon and subject to the terms and conditions of this Section (the “Option To Extend”), and provided that at the time of exercise of the applicable Option: (i) Tenant must be in occupancy of the entire Premises; and (ii) there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease, as certified by Tenant’s independent certified public accountants, and as supported by Tenant’s certified financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising its right hereunder.

(c) Tenant’s election (the “Election Notice”) to exercise an Option must be given to Landlord in writing no earlier than the date which is twelve months (12) months before the expiration of the then-current Term and no later than the date which is nine (9) months before the expiration of the then-current Term. If Tenant either fails or elects not to exercise an Option by not timely giving its Election Notice, then the Option to Extend shall be null and void, including the then applicable Option and all further Options.

(d) Each Option Term shall commence immediately after the expiration of the preceding Term of the Lease. Tenant’s leasing of the Premises during an Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that (i) the Monthly Base Rent, plus payment of Tenant’s Share of Operating Expenses pursuant to the Lease (in addition to all expenses paid directly by Tenant to the utility or service provider, which direct payments shall continue to be Tenant’s obligation) shall be amended to equal the “Option Term Rent”, defined and determined in the manner set forth in the immediately following Subsection; (ii) the Security Deposit, if any, shall be increased within fifteen (15) days after the Prevailing Market Rent has been determined to equal one hundred percent (100%) of the highest monthly installment of Monthly Base Rent thereunder, but in no event shall the Security Deposit be decreased; (iii) Tenant shall accept the Premises in its “AS-IS” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor; and (iv) following the exercise o the second Option, there shall be no further option or right to extend the term of the Lease. If Tenant timely and properly exercises an Option, references in the Lease to the Term shall be deemed to mean the preceding Term as extended by the Option Term unless the context clearly requires otherwise.

(e) The “Option Term Rent” shall mean the greater of (i) the Monthly Base Rent payable by Tenant under this Lease calculated at the rate applicable for the last full month of the preceding Term, plus payment of Tenant’s Share of Operating Expenses pursuant to the Lease (in addition to all expenses paid directly by Tenant to the utility or service provider, which direct payments shall continue to be Tenant’s obligation) (collectively, “Preceding Rent”) or (ii) the “Prevailing Market Rent”. As used in this Section, “Prevailing Market Rent” shall mean the rent and all other monetary payments, escalations and triple net payables by Tenant, including consumer price increases, that Landlord could obtain from a third party desiring to lease the Premises for a term equal to the Option Term and commencing when the applicable Option Term is to commence under market leasing conditions, and taking into account the following: the size, location and floor levels of the Premises; the type and quality of tenant improvements (including Tenant’s Improvements); age and location of the Project; quality of construction of the Project; services to be provided by Landlord or by tenant; the rent, all other monetary payments and escalations obtainable for new leases of space comparable to the Premises in the Project and in comparable buildings in the mid-Peninsula area, and other factors that would be relevant to such a third party in determining what such party would be willing to pay therefor, provided, however, that Prevailing Market Rent shall be determined without reduction or adjustment for “Tenant Concessions” (as defined below), if any, being offered to prospective new tenants of comparable space. For purposes of the preceding sentence, the term “Tenant Concessions” shall include, without limitation, so-called free rent, tenant improvement allowances and work, moving allowances, and lease takeovers. The determination of Prevailing Market Rent based upon the foregoing criteria shall be made by Landlord, in the good faith exercise of Landlord’s business judgment. Within thirty (30) days after Tenant’s exercise of the Option To Extend, Landlord shall

EXECUTION VERSION

notify Tenant of Landlord’s determination of Option Term Rent for the Premises. If Landlord’s determination of Prevailing Market Rent is greater than the Preceding Rent, and if Tenant, in Tenant’s sole discretion, disagrees with the amount of Prevailing Market Rent determined by Landlord, Tenant may elect to revoke and rescind the exercise of the option by giving written notice thereof to Landlord within thirty (30) days after notice of Landlord’s determination of Prevailing Market Rent.

(f) This Option to Extend is personal to Codexis Inc. and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity except for a Tenant Affiliate.

(g) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the applicable Option Term, to terminate all of the provisions of this Section with respect to such Option to Extend, with the effect of canceling and voiding any prior or subsequent exercise so this Option to Extend is of no force or effect:

(i) Tenant’s failure to timely exercise such Option to Extend in accordance with the provisions of this Section.

(ii) The existence at the time Tenant exercises such Option to Extend or at the commencement of the applicable Option Term of any default on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default.

(iii) Tenant’s third default under the Lease prior to the commencement of the applicable Option Term, notwithstanding that all such defaults may subsequently be cured.

In the event of Landlord’s termination of the Option to Extend pursuant to this Section, Tenant shall reimburse Landlord for all costs and expenses Landlord incurs in connection with Tenant’s exercise of the Option to Extend including, without limitation, costs and expenses with respect to any brokerage commissions and attorneys’ fees, and with respect to the design, construction or making of any tenant improvements, repairs or renovation or with respect to any payment of all or part of any allowance for any of the foregoing.

Section 13.    Tenant’s Financial Statements. Landlord acknowledges that Codexis Inc. is currently a publicly traded company. Landlord hereby acknowledges and agrees that, so long as Codexis Inc. remains a publicly traded company, notwithstanding anything in the Existing Lease or this Amendment to the contrary, Codexis Inc. shall have no obligation to deliver any financial statements to or at the request of Landlord. Landlord may procure information regarding Codexis Inc.’s financial status from Codexis Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, Codexis Inc.’s 10-Q, 10-K, and 8-K filings, all of which are available online through the SEC’s EDGAR database.

Section 14.    Time of the Essence. Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

Section 15.    Brokers. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by CB Richard Ellis (“Tenant’s Broker”) and, except for Tenant’s Broker and Cornish & Carey Commercial Newmark Knight Frank (“Landlord’s Broker”) identified below, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker and except for a commission payable to Tenant’s Broker to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker. Tenant is not obligated to pay or fund any

EXECUTION VERSION

amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker. Such commission shall include an amount to be shared by Landlord’s Broker with Tenant’s Broker as agreed to by Tenant’s Broker and Landlord’s Broker in a separate agreement between themselves to share the commission paid to Landlord’s Broker by Landlord. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

Section 16.    Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.

Section 17.    Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 18.    Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 19.    OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant’s obligations under the Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of the Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Amendment is true and complete.

Section 20.    Ratification. Tenant represents to Landlord, as of the Execution Date, that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) to Tenant’s actual knowledge, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c) Tenant is currently in possession of the entire Premises as of the

EXECUTION VERSION

Execution Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant. Landlord represents to Tenant, as of the Execution Date, that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment, and (b) to Landlord’s actual knowledge, there are no uncured monetary defaults on the part of Tenant.

Section 21.    Authority. Each person executing this Amendment represents and warrants that he or she is duly authorized and empowered to execute it, and does so as the act of and on behalf of the party indicated below. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of due authorization and execution of this Amendment.

Section 22.    Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	CODEXIS, INC.,
a Delaware corporation

By: /s/ Alan Shaw

Print Name: Alan Shaw

Title: President and Chief Executive Officer
(Chairman of Board, President or Vice President)

By: /s/ Robert Lawson

Print Name: Robert Lawson

Title: Chief Financial Officer
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By: /s/ Greg Hill

Print Name: Greg Hill

Title: Director

EXHIBIT A

101 SAGINAW SPACE

EXHIBIT B

WORKLETTER AGREEMENT

(TENANT BUILD WITH ALLOWANCE)

This Workletter Agreement (“Workletter”) is attached to and a part of a certain Fifth Amendment to Lease by and between Metropolitan Life Insurance Company, a New York corporation, as Landlord, and Codexis, Inc., a Delaware corporation, as Tenant, for the 200 & 220 Penobscot Space, Building 2 Space and 101 Saginaw Space (the “Amendment” and the original lease, as amended shall be referred to as the “Lease”). All references below to the Premises shall instead be deemed to mean the 200 & 220 Penobscot Space, Building 2 Space and/or 101 Saginaw Space, as applicable, and all references to the Building shall instead be deemed to Building Number 4, Building Number 2 and/or Building Number 1, as applicable. Terms used herein but not defined herein shall have the meaning of such terms as defined elsewhere in the Lease. For purposes of this Workletter, references to “State” and “City” shall mean the State and City in which the Building is located.

1. AS IS Condition; Delivery.

(a) Tenant acknowledges and agrees that Tenant presently occupies and has occupied the 200 & 220 Penobscot Space and Building 2 Space, and Tenant accepts the 200 & 220 Penobscot Space and Building 2 Space in their AS-IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises. Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation in any portion of the Premises, except as expressly set forth in the Amendment and all exhibits thereto.

(b) Landlord shall deliver the 101 Saginaw Space broom clean in its current “as built” configuration with existing build-out of the tenant space, with the 101 Saginaw Space and Building Number 1 (including the “Base Building”, as defined below) in their AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation except to the extent expressly provided in the Amendment and all exhibits thereto. For purposes hereof, the “Base Building” (sometimes also referred to as the “Base Building Work”) shall mean the improvements made and work performed during the applicable Building’s initial course of construction and modifications thereto, excluding all original and modified build-outs of any tenant spaces. Notwithstanding any provision of this Workletter or the Lease to the contrary, to the extent that within three (3) business days after the Commencement Date (i) the roof and roof membrane (but not including the roof insulation) above the 101 Saginaw Space, (ii) foundation and structural components of the Base Building (for Building Number 1), (iii) Landlord’s fire sprinkler and life-safety systems, if any, of the Base Building (for Building Number 1), and (iv) the electrical, water, sewer and plumbing systems of the Base Building serving the 101 Saginaw Space (but only from the local utility’s systems to the point of entry into the 101 Saginaw Space or to the meter or other point after which such system serves exclusively the 101 Saginaw Space) are not in good working condition, except to the extent any of the foregoing are to be removed, demolished or altered by Tenant, and within three (3) business days after the Commencement Date Tenant gives Landlord written notice specifying what is not in good working condition, Landlord shall make necessary repairs to put such item or items in good working condition at Landlord’s sole cost and expense. Further, Tenant acknowledges and agrees that Tenant has been afforded ample opportunity to inspect the 101 Saginaw Space, Building Number 1 and the Project, and has investigated their condition to the extent Tenant desires to do so.

2. Landlord Work.

2.1. Notwithstanding any of the foregoing to the contrary, subject to delays caused by Force Majeure or Tenant Delay (defined below), Landlord, at Landlord’s sole cost and expense, shall perform the

Exhibit B - Page 1

work set forth on Exhibit B-1 hereto (“Landlord Work”), and within ninety (90) days after the 101 Saginaw Commencement Date shall Substantially Complete (defined below) the Landlord Work and leave the affected area in broom-clean condition with respect to Landlord Work (but Landlord shall not be obligated to do any clean-up or refuse removal related to construction of Tenant Work).

2.2. Tenant acknowledges and agrees that in order to deliver the Premises to Tenant on the schedule contemplated by this Lease, preparation for and performance of the Landlord Work will require access, work and construction within the Premises after delivery of possession to Tenant, and that Landlord and Landlord’s representatives and contractors shall have the right to enter the Premises at all times to perform such work until the Landlord Work is completed, and that such entry and work shall not constitute an eviction of Tenant in whole or in part and shall in no way excuse Tenant from performance of its obligations under the Lease. Tenant and Landlord acknowledge and agree that the Landlord Work and necessary coordination and cooperation to accomplish it will cause certain unavoidable level of disturbance, inconvenience, annoyance to Tenant’s use and enjoyment of the Premises, and that in performing such Landlord Work Landlord shall use commercially reasonable efforts not to unreasonably and materially interfere with Tenant’s construction, installations and business operations. Tenant shall cooperate with Landlord and Landlord’s contractors(s) to allow the Landlord Work and shall move Tenant’s trade fixtures, furnishings and equipment as reasonably requested by Landlord or Landlord’s contractor(s). The costs of such cooperation and moving, and any related disconnections and installations of Tenant’s trade fixtures, equipment, phones, furnishings and other personal property, shall be at Tenant’s sole cost and expense. To the extent that Tenant, its contractors or subcontractors delay the Substantial Completion of the Landlord Work, such delay shall be a “Tenant Delay” and the Landlord Work shall be deemed Substantially Complete on the date such Landlord Work would have been completed but for the delay caused by Tenant, its contractors or subcontractors.

2.3. For purposes of this Workletter, “Substantially Complete” and “Substantial Completion” of the Landlord Work shall mean the completion of the Landlord Work, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done and which shall not unreasonably and materially interfere with Tenant’s regular business operations in the Premises. Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete “punchlist” or similar minor corrective work. Contemporaneously with or promptly after Substantial Completion of the Landlord Work, Tenant shall have the right to submit a written “punch list” to Landlord, setting forth any incomplete or defective item of construction. Landlord shall complete with reasonable diligence “punch list” items mutually agreed upon by Landlord and Tenant with respect to the Landlord Work. In addition, Landlord shall repair all latent defects in workmanship and materials of the Landlord Work, provided that Tenant gives Landlord written notice of any such latent defects within six (6) months after the date of Substantial Completion of the Landlord Work. For purposes of this Section, the term “latent defects” shall mean defects which were not readily apparent at the time the “punchlist” was formulated. All construction and installation resulting from the Landlord Work shall immediately become and remain the property of Landlord.

3. Tenant’s Plans.

3.1. Description. At its expense, Tenant shall employ:

(i) one or more architects reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Architect”) to prepare architectural drawings and specifications for all layout and Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

(ii) one or more engineers reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Engineers”) to prepare structural, mechanical and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

Exhibit B - Page 2

All such drawings and specifications are referred to herein as “Tenant’s Plans”. Tenant’s Plans shall be in form and detail sufficient to secure all applicable governmental approvals. Tenant’s Architect shall be responsible for coordination of all engineering work for Tenant’s Plans and shall coordinate with any consultants of Tenant (the use of which is subject to Landlord’s consent), and Landlord’s space planner or architect to assure the consistency of Tenant’s Plans with the Base Building Work and Landlord Work (if any).

Tenant shall pay Landlord, within forty-five (45) days of receipt of each invoice from Landlord, the cost incurred by Landlord for Landlord’s architects and engineers to review Tenant’s Plans for consistency of same with the Base Building Work and Landlord Work, if any (but in no event exceeding Five Thousand Dollars ($5,000.00)). Tenant’s Plans shall also include the following:

(a) Final Space Plan: The “Final Space Plan” for the Premises shall include a full and accurate description of room titles, floor loads, alterations to the Base Building or Landlord Work (if any) or requiring any change or addition to the AS IS condition, and the dimensions and location of all partitions, doors, aisles, plumbing (and furniture and equipment to the extent same affect floor loading). The Final Space Plan shall (i) be compatible with the design, construction, systems and equipment of the Base Building and Landlord Work, if any; (ii) specify only materials, equipment and installations which are new and of a grade and quality no less than existing components of the Building when they were originally installed (collectively, (i) and (ii) may be referred to as “Building Standard” or “Building Standards”); (iii) comply with Laws, (iv) be capable of logical measurement and construction, and (v) contain all such information as may be required for the preparation of the Mechanical and Electrical Working Drawings and Specifications (including, without limitation, a capacity and usage report, from engineers designated by Landlord pursuant to Section 3.1(b). below, for all mechanical and electrical systems in the Premises).

(b) Mechanical and Electrical Working Drawings and Specifications: Tenant shall employ engineers approved by Landlord to prepare Mechanical and Electrical Working Drawings and Specifications showing complete plans for electrical, life safety, automation, plumbing, water, and air cooling, ventilating, heating and temperature control (collectively, the “Mechanical and Electrical Working Drawings and Specifications”) and shall employ engineers designated by Landlord to prepare for Landlord a capacity and usage report (“Capacity Report”) for all mechanical and electrical systems in the Premises.

(c) Issued for Construction Documents: The “Issued for Construction Documents” shall consist of all drawings (1/8” scale) and specifications necessary to construct all Premises improvements including, without limitation, architectural and structural working drawings and specifications and Mechanical and Electrical Working Drawings and Specifications and all applicable governmental authorities plan check corrections.

3.2. Approval by Landlord. Tenant’s Plans and any revisions thereof shall be subject to Landlord’s approval, which approval or disapproval:

(i) shall not be unreasonably withheld, provided however, that Landlord may disapprove Tenant’s Plans in its sole and absolute discretion if they (a) adversely affect the structural integrity of the Base Building, including applicable floor loading capacity; (b) adversely affect any of the Building Systems (as defined below), the Common Areas or any other tenant space (whether or not currently occupied); (c) fail to fully comply with Laws, (d) affect the exterior appearance of the Building; (e) provide for improvements which do not meet or exceed the Building Standards; or (f) involve any installation on the roof, or otherwise affect the roof, roof membrane or any warranties regarding either. Building Systems collectively shall mean the structural, electrical, mechanical (including, without limitation, heating, ventilating and air conditioning), plumbing, fire and life-safety (including, without limitation, fire protection system and any fire alarm), communication, utility, gas (if any), and security (if any) systems in the Building.

Exhibit B - Page 3

(ii) shall not be delayed beyond ten (10) business days with respect to initial submissions and major change orders (those which impact Building Systems or any other item listed in subpart (i) of Section 3.2 above) and beyond five (5) business days with respect to required revisions and any other change orders.

If Landlord disapproves of any of Tenant’s Plans, Landlord shall advise Tenant of what Landlord disapproves in reasonable detail. After being so advised by Landlord, Tenant shall submit a redesign, incorporating the revisions required by Landlord, for Landlord’s approval. The approval procedure shall be repeated as necessary until Tenant’s Plans are ultimately approved. Approval by Landlord shall not be deemed to be a representation or warranty by Landlord with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of Tenant’s Plans. Tenant shall be fully and solely responsible for the safety, adequacy, correctness and efficiency of Tenant’s Plans and for the compliance of Tenant’s Plans with any and all Laws.

Concurrently with Landlord’s approval of Tenant’s Plans, Landlord shall advise Tenant in writing as to which, if any, of the Tenant Work reflected in such Tenant’s Plans Landlord will require Tenant to remove at the end of the Term of the Lease with respect to the affected portion of the Premises; provided, however, regardless of the foregoing, in any event, Landlord may require at the end of the applicable Term removal of any Tenant Work containing Hazardous Material, Tenant’s trade fixtures, and subject to Section 6.03 of the Original Lease, cabling and wiring installed for Tenant’s personal property or trade fixtures.

3.3. Landlord Cooperation. Landlord shall cooperate with Tenant and make good faith efforts to coordinate Landlord’s construction review procedures to expedite the planning, commencement, progress and completion of Tenant Work. Landlord shall complete its review of each stage of Tenant’s Plans and any revisions thereof and communicate the results of such review within the time periods set forth in Section 3.2 above.

3.4. City Requirements. Any changes in Tenant’s Plans which are made in response to requirements of the applicable governmental authorities and/or changes which affect the Base Building Work shall be immediately submitted to Landlord for Landlord’s review and approval.

3.5. “As-Built” Drawings and Specifications. A CADD-DXF file on CD-ROM, pdf versions of the drawings on CD-ROM, and a set of “Xerox” type blackline on bond prints of all “as-built” drawings and specifications of the Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by Tenant’s Architect and Engineers or by Contractors (defined below) shall be delivered by Tenant at Tenant’s expense to the Landlord within thirty (30) days after completion of the Tenant Work. If Landlord has not received such drawings and CD-ROM(s) within thirty (30) days, Landlord may give Tenant written notice of such failure. If Tenant does not produce such drawings and CD-ROM(s) within ten (10) days after Landlord’s written notice, Landlord may, at Tenant’s sole cost which may be deducted from the Allowance, produce such drawings and CD-ROM(s) using Landlord’s personnel, managers, and outside consultants and contractors. Landlord shall receive an hourly rate reasonable for such production.

4. Tenant Work.

4.1. Tenant Work Defined.

(a) All tenant improvement work required by the Issued for Construction Documents (including, without limitation, any approved changes, additions or alterations pursuant to Section 7 below) is referred to in this Workletter as “Tenant Work.”

(b) As part of the Tenant Work Tenant shall perform the work set forth on Exhibit B-2 hereto.

Exhibit B - Page 4

4.2. Tenant to Construct. Tenant shall construct all Tenant Work pursuant to this Workletter, and except to the extent modified by or inconsistent with express provisions of this Workletter, pursuant with the provisions of the terms and conditions of Article Nine of the Lease, governing Tenant Alterations (except to the extent modified by this Workletter) and all such Tenant Work shall be considered “Tenant Alterations” for purposes of the Lease.

4.3. Construction Contract. All contracts and subcontracts for Tenant Work shall include any commercially reasonable terms and conditions required by Landlord.

4.4. Contractor. Tenant shall select one or more contractors to perform the Tenant Work (“Contractor”) subject to Landlord’s prior written approval, which shall not unreasonably be withheld.

4.5. Division of Landlord Work and Tenant Work. Tenant Work is defined in Section 4.1. above and Landlord Work, if any, is defined in Section 2.

5. Tenant’s Expense; Allowance; Special Allowances.

5.1. Tenant agrees to pay for all Tenant Work, including, without limitation, the costs of design thereof, whether or not all such costs are included in the “Permanent Improvement Costs” (defined below). Subject to the terms and conditions of this Workletter, Tenant shall apply the “Allowance” (defined below) to payment of the Permanent Improvement Costs. The term “Permanent Improvement Costs” shall mean the actual and reasonable costs of construction of that Tenant Work which constitutes permanent improvements to the Premises, actual and reasonable cost of design thereof and governmental permits therefor, costs incurred by Landlord for Landlord’s architects and engineers pursuant to (and subject to the cap in) Section 3.1, and Landlord’s construction administration fee (defined in Section 8.10 below). Provided, however, Permanent Improvement Costs shall exclude costs of “Tenant’s FF& E” (defined below). For purposes of this Workletter, “Tenant’s FF& E” shall mean furniture, furnishings, telephone systems, computer systems, equipment, any other personal property or fixtures, and installation thereof. Landlord shall provide Tenant a tenant improvement allowance (“Allowance”) in the amount equal to Two Million Four Hundred Twenty-Five Thousand Fifty Dollars ($2,425,050.00). The Allowance shall be used solely to reimburse Tenant for the Permanent Improvement Costs; provided that of the total Allowance (i) up to Twenty-Five Thousand Dollars ($25,000.00) shall be reserved solely to reimburse Tenant for the reasonable cost of replacing the roof insulation on the roof any Building, (ii) a minimum of Four Hundred Thousand Dollars ($400,000.00) shall be reserved solely to reimburse Tenant for the Permanent Improvement Costs in the 101 Saginaw Space, (iii) a minimum of Four Hundred Thousand Dollars ($400,000.00) shall be reserved solely to reimburse Tenant for the Permanent Improvement Costs in the 200 & 220 Penobscot Space, and (iv) a minimum of Four Hundred Thousand Dollars ($400,000.00) shall be reserved solely to reimburse Tenant for the Permanent Improvement Costs in the Building 2 Space. Notwithstanding the foregoing, Tenant may, upon written application to Landlord use up to a maximum of Two Hundred Eighty-Eight Thousand Six Dollars ($288,006.00) (the “Special FF&E Allowance”) from the unused portion of the Allowance to reimburse Tenant’s reasonable cost of acquiring and installing Tenant’s FF&E, as more particularly specified on Exhibit B-2 hereto.

5.2. If Tenant does not utilize one hundred percent (100%) of the Allowance for the purposes specified above by June 30, 2012, Tenant shall have no right to the unused portion of the Allowance.

5.3 In addition to the Allowance set forth above, Landlord shall provide Tenant those certain allowances to be used solely to reimburse Tenant for the actual and reasonable costs incurred by Tenant for the Tenant Work specified on Exhibit B-2 hereto, which allowances consist of the following: the Special AC Allowance for 101 Saginaw (as defined in Exhibit B-2), the Special AC Allowance for 200 Penobscot (as defined in Exhibit B-2), and the Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot (as defined in Exhibit B-2) (collectively, together with the Special FF&E Allowance, the “Special Allowances”).

Exhibit B - Page 5

6. Application and Disbursement of the Allowance.

6.1. Landlord acknowledges that Tenant will perform the Tenant Work as three separate projects, one for 101 Saginaw Space project, the 200 & 220 Penobscot Space project and the Building 2 Space project (each a “Tenant Project” and, collectively, the “Projects”), and that for each Tenant Project, Tenant may apply the applicable portion of the Allowance (as set forth In Section 5.1 of this Workletter) until either such portion of the Allowance is exhausted or the time period during which the Allowance may be used has expired.

6.2. Tenant shall pay and disburse from its own funds all of costs of the Tenant Work for the Projects. Following the completion of the Tenant Work with respect to any Tenant Project, Tenant shall submit to Landlord the following items: (i) “As Built” drawings and specifications for such Tenant Project pursuant to Section 3.5 above, (ii) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing work with respect to such Tenant Project, (iii) a “Certificate of Completion” prepared by Tenant’s Architect with respect to such Tenant Project, (iv) a final budget with supporting documentation detailing all costs associated with the Permanent Improvement Costs for such Tenant Project together with an affidavit from Tenant stating that all of such costs have been paid in full by Tenant and all such costs qualify as Permanent Improvement Costs, and (v) a request for payment (in form reasonably approved by Landlord) of a portion of the Allowance to reimburse Tenant in an amount equal to the lesser of (a) the Permanent Improvement Costs for such Tenant Project and (b) the undisbursed amount of the applicable Project Allowance. Within forty-five (45) days of Landlord’s receipt of such submission from Tenant, Landlord shall disburse the requested portion of the Allowance to Tenant.

7. Changes, Additions or Alterations.

If Tenant desires to make any non-de minimis change, addition or alteration or desires to make any change, addition or alteration to any of the Building Systems after approval of the Issued for Construction Documents, Tenant shall prepare and submit to Landlord plans and specifications with respect to such change, addition or alteration. Any such change, addition or alteration shall be subject to Landlord’s approval in accordance with the provisions of Section 3.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities. Tenant shall be responsible for payment of the cost of any such change, addition or alteration if it would increase the Budget and Excess Cost previously submitted and approved pursuant to Section 6 above.

8. Miscellaneous.

8.1. Scope. Except as otherwise set forth in the Lease, this Workletter shall not apply to any space added to the Premises by Lease option or otherwise.

8.2. Tenant Work shall include (at Tenant’s expense) for all of the Premises:

(a) Landlord approved lighting sensor controls as necessary to meet applicable Laws;

(b) Building Standard fluorescent fixtures in all Premises office areas;

(c) Building Standard meters for each of electricity and chilled water used by Tenant shall be connected to the Building’s system and shall be tested and certified prior to Tenant’s occupancy of the Premises by a State certified testing company;

(d) Building Standard ceiling systems (including tile and grid) and;

(e) Building Standard air conditioning distribution and Building Standard air terminal units.

Exhibit B - Page 6

8.3. Sprinklers. Subject to any terms, conditions and limitations set forth herein, Landlord shall provide an operative sprinkler system consisting of mains, laterals, and heads “AS IS” on the date of delivery of the Premises to Tenant. Tenant shall pay for piping distribution, drops and relocation of, or additional, sprinkler system heads and Premises firehose or firehose valve cabinets, if Tenant’s Plans and/or any applicable Laws necessitate such.

8.4. Floor Loading. Floor loading capacity shall be within building design capacity. Tenant may exceed floor loading capacity with Landlord’s consent, at Landlord’s sole discretion and must, at Tenant’s sole cost and expense, reinforce the floor as required for such excess loading.

8.5. Work Stoppages. If any work on the Real Property other than Tenant Work is delayed, stopped or otherwise affected by construction of Tenant Work, Tenant shall immediately take those actions necessary or desirable to eliminate such delay, stoppage or effect on work on the Real Property other than Tenant Work.

8.6. Life Safety. Tenant (or Contractor) shall employ the services of a fire and life-safety subcontractor reasonably satisfactory to Landlord for all fire and life-safety work at the Building.

8.7. Locks. Tenant agrees to purchase from Landlord or its representative all cylinders and keys used in locks used in the 101 Saginaw Space.

8.8. Authorized Representatives. Tenant has designated Loren Barrett to act as Tenant’s representative with respect to the matters set forth in this Workletter. Such representative(s) shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter. Tenant may add or delete authorized representatives upon five (5) business days notice to Landlord.

8.9. Access to Premises. Promptly after execution of this Amendment, Tenant and its architects, engineers, consultants, and contractors shall have access at reasonable times and upon advance notice and coordination with the Building management, to the Premises for the purpose of planning and conducting Tenant Work. Such access shall not in any manner interfere with Landlord Work, if any. Such access, and all acts and omissions in connection with it, shall be subject to and governed by all other provisions of the Lease, including, without limitation, Tenant’s indemnification obligations, insurance obligations, etc, except for the payment of Base Rent and Additional Rent. To the extent that such access by Tenant delays the Substantial Completion of the Landlord Work (if any), such delay shall be a Tenant Delay and the Landlord Work shall be deemed Substantially Complete on the date such Landlord Work would have been completed but for such access.

8.10. Fee. Landlord shall receive a construction administration fee equal to two percent (2.0%) of the Allowance in connection with the construction of the Tenant Work. Such fee is in addition to Tenant’s reimbursement of costs incurred by Landlord pursuant to other provisions hereof, including, without limitation, for Landlord’s architects and engineers to review Tenant’s Plans.

9. Force and Effect.

The terms and conditions of this Workletter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Workletter and the Lease as to the specific matters which are the subject of this Workletter, the terms and conditions of this Workletter shall control.

Exhibit B - Page 7

EXHIBIT B-1

TO WORKLETTER AGREEMENT

LANDLORD WORK

Landlord Work shall mean the following work, to be performed by Landlord’s contractor(s):

1.

With respect to the 101 Saginaw Space, Landlord shall construct a new paver ramp at the lobby entrance and replace one ADA ramp at the rear of Building Number 1, in order to comply with the applicable code(s) effective as of the Execution Date.

2.	With respect to the 200 & 220 Penobscot Space, Landlord shall repair the rear exit ramp to comply with ADA effective as of the Execution Date.

Exhibit B-1 - Page 1

EXHIBIT B-2

TO WORKLETTER AGREEMENT

SPECIAL ALLOWANCES

A.	SPECIAL TENANT WORK; SPECIAL ALLOWANCES FOR SUCH WORK ONLY

“Special Tenant Work” shall mean the work set forth below, subject to reimbursement by Landlord to the extent of each Special Allowance as specified below. All such work, including the design thereof, plans and specifications, contractors, work and procedure for reimbursement to Tenant of costs of such work, shall be subject to and governed by the provisions of the Workletter applicable to Tenant Work and the Allowance, except that the amounts of the Special Allowances, time such allowances shall be available and purposes for which each such allowance may be used, shall be as specified below. Upon installation, all such Special Tenant Work shall be deemed to be part of the Building and owned by Landlord.

1.

101 Saginaw Drive Replacement of 13 Package HVAC Units on the Building’s Roof. Within one (1) year after the Execution Date, Tenant shall, subject to reimbursement by Landlord to the extent of the “Special HVAC Allowance for 101 Saginaw” specified below, replace the existing thirteen (13) rooftop heating, ventilation and air conditioning (“HVAC”) units serving the 101 Saginaw Space with new equipment of good quality (which includes rooftop HVAC units, certain associated controls and ductwork, and related materials and expenses, as well as all structural, engineering and permit costs related thereto) (“HVAC Units”), sufficient to provide HVAC heating and cooling capacity for the entire 101 Saginaw Space (no less than sixty-eight (68) tons of AC cooling capacity in the aggregate) (collectively, the “101S HVAC Replacement Work”). The vendors, contractors and contracts for such 101S HVAC Replacement Work shall be subject to Landlord’s prior written approval, including among other things, providing for warranties acceptable to Landlord and that such warranties shall name Landlord and be issued directly for the benefit of and enforceable by Landlord. Tenant shall provide a replacement schedule to Landlord. Landlord shall provide the amount of Two Hundred Thirty-Six Thousand Eight Hundred Twelve Dollars ($236,812.00) solely to reimburse Tenant’s actual and reasonable costs of the 101S HVAC Replacement Work, and only for such purpose (“Special HVAC Allowance for 101 Saginaw”). If Tenant does not utilize one hundred percent (100%) of the Special HVAC Allowance for 101 Saginaw for the specified purpose within one (1) year after the Execution Date, Tenant shall have no right to the unused portion of the Special HVAC Allowance for 101 Saginaw. The Special HVAC Allowance for 101 Saginaw shall be in addition to, and shall not diminish the Tenant’s Allowance, the Special HVAC Allowance for 200 Penobscot or the Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot. Tenant shall pay and disburse from its own funds all of costs of the 101S HVAC Replacement Work. Following the completion of the 101S HVAC Replacement Work, Tenant shall submit to Landlord the following items: (i) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing the 101S HVAC Replacement Work, (ii) a final budget with supporting documentation detailing all costs associated with the 101S HVAC Replacement Work together with an affidavit from Tenant stating that all of such costs have been paid in full by Tenant, and (iii) a request for payment (in form reasonably approved by Landlord) of the Special HVAC Allowance for 101 Saginaw to reimburse Tenant in an amount equal to the lesser of (a) the cost for the 101S HVAC Replacement Work, and (b) the undisbursed amount of the Special HVAC Allowance for 101 Saginaw. Within forty-five (45) days of Landlord’s receipt of such submission from Tenant, Landlord shall disburse the requested portion of the Special HVAC Allowance for 101 Saginaw to Tenant.

2.	200 Penobscot Drive Replacement of 15 Package HVAC Units on the Building’s Roof. Within two (2) years after the Execution Date, Tenant shall, subject to reimbursement by Landlord to the

Exhibit B-2 - Page 1

extent of the “Special HVAC Allowance for 200 Penobscot” specified below, replace the existing fifteen rooftop HVAC Units serving the 200 & 220 Penobscot Space with new HVAC Units, sufficient to provide HVAC heating and cooling capacity for the entire 200 & 220 Penobscot Space (no less than one hundred forty-four (141) tons of AC cooling capacity in the aggregate), as well as all structural, engineering and permit costs related thereto (collectively, the “200P HVAC Replacement Work”). The vendors, contractors and contracts for such 200P HVAC Replacement Work shall be subject to Landlord’s prior written approval, including among other things, providing for warranties acceptable to Landlord and that such warranties shall name Landlord and be issued directly for the benefit of and enforceable by Landlord. Tenant shall provide a replacement schedule to Landlord. Landlord shall provide the amount of Three Hundred Seventy-Two Thousand Five Hundred Eighty Dollars ($372,580.00) solely to reimburse Tenant’s actual and reasonable costs of the 200P HVAC Replacement Work, and only for such purpose (“Special HVAC Allowance for 200 Penobscot”). If Tenant does not utilize one hundred percent (100%) of the Special HVAC Allowance for 200 Penobscot for the specified purpose within two (2) years after the Execution Date, Tenant shall have no right to the unused portion of the Special HVAC Allowance for 200 Penobscot. The Special HVAC Allowance for 200 Penobscot shall be in addition to, and shall not diminish the Tenant’s Allowance, the Special HVAC Allowance for 101 Saginaw or the Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot. Tenant shall pay and disburse from its own funds all of costs of the 101S HVAC Replacement Work. Following the completion of the 200P HVAC Replacement Work, Tenant shall submit to Landlord the following items: (i) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing the 200P HVAC Replacement Work, (ii) a final budget with supporting documentation detailing all costs associated with the 200P HVAC Replacement Work together with an affidavit from Tenant stating that all of such costs have been paid in full by Tenant, and (iii) a request for payment (in form reasonably approved by Landlord) of the Special HVAC Allowance for 200 Penobscot to reimburse Tenant in an amount equal to the lesser of (a) the cost for the 200P HVAC Replacement Work, and (b) the undisbursed amount of the Special HVAC Allowance for 200 Penobscot. Within forty-five (45) days of Landlord’s receipt of such submission from Tenant, Landlord shall disburse the requested portion of the Special HVAC Allowance for 200 Penobscot to Tenant.

3.

400 Penobscot Drive Chiller & Boiler Supporting the Air Handlers on the Building’s Roof and Equipment Pad. Within one (1) year after the Execution Date, Tenant shall, subject to reimbursement by Landlord to the extent of the “Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot” specified below, repair and/or replace the existing chiller and boiler on the roof of the Building 2 Space and on the Equipment Pad in order to put such items in good working condition, as well as all structural, engineering and permit costs related thereto (collectively, the “Chiller/Boiler/Air Handler Work”). The vendors, contractors and contracts for such Chiller/Boiler/Air Handler Work shall be subject to Landlord’s prior written approval, including among other things, providing for warranties acceptable to Landlord and that such warranties shall name Landlord and be issued directly for the benefit of and enforceable by Landlord. Landlord shall provide the amount of One Hundred Fifty-Three Thousand Eight Hundred Fifteen Dollars ($153,815.00) solely to reimburse Tenant’s actual and reasonable costs of such Chiller/Boiler/Air Handler Work, and only for such purpose (“Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot”). If Tenant does not utilize one hundred percent (100%) of the Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot for the specified purpose within one (1) year after the Execution Date, Tenant shall have no right to the unused portion of the Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot. The Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot shall be in addition to, and shall not diminish the Tenant’s Allowance, the Special HVAC Allowance for 101 Saginaw or the Special HVAC Allowance for 200 Penobscot. Tenant shall pay and disburse from its own funds all of costs of the Chiller/Boiler/Air Handler Work. Following the completion of the Chiller/Boiler/Air Handler Work, Tenant shall submit to Landlord the following

Exhibit B-2 - Page 2

items: (i) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing the Chiller/Boiler/Air Handler Work, (ii) a final budget with supporting documentation detailing all costs associated with the Chiller/Boiler/Air Handler Work together with an affidavit from Tenant stating that all of such costs have been paid in full by Tenant, and (iii) a request for payment (in form reasonably approved by Landlord) of the Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot to reimburse Tenant in an amount equal to the lesser of (a) the cost for the Chiller/Boiler/Air Handler Work, and (b) the undisbursed amount of the Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot. Within forty-five (45) days of Landlord’s receipt of such submission from Tenant, Landlord shall disburse the requested portion of the Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot to Tenant.

A cost summary showing the derivation of the Special HVAC Allowance for 200 Penobscot, Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot, and Special Chiller/Boiler/Air Handler Allowance for 400 Penobscot, as agreed to by Landlord and Tenant, is attached hereto.

B.	TENANT’S FF&E; SPECIAL ALLOWANCES FOR SUCH WORK ONLY.

Upon Tenant’s written request made at any time after the Execution Date and before June 30, 2012 (but not more frequently than once in any calendar month and only if the disbursement is for Fifty Thousand Dollars ($50,000.00) or more) and accompanied by Supporting Evidence (as hereinafter defined), Landlord shall disburse to Tenant, within thirty (30) days of such request, the amount requested by Tenant up to a maximum aggregate amount equal to the Special FF&E Allowance. “Supporting Evidence” shall mean bills and invoices for Tenant’s FF&E and an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Tenant’s FF&E. If Tenant does not submit requests to Landlord pursuant to this Paragraph B to utilize one hundred percent (100%) of the Special FF&E Allowance on or before June 30, 2012, Tenant shall have no right to the unused portion of the Special FF&E Allowance.

Exhibit B-2 - Page 3

Landlord HVAC Work
	MJ Mechanical	Comments
101 Saginaw
HVAC rooftop equipment	$136,306.00	13 New Carrier Rooftop Units
Structural	$85,506.00	Generous allowance for potential structural enhancement that may be required by the City.
Engineering	$5,000.00	Used the allowances provided by Valley Process Systems as
Permits	$10,000.00	place holder for structural, engineering, permits, controls and air balance.
101 Saginaw Totals	$236,812.00
200 Penobscot
HVAC rooftop equipment	$226,742.00	15 New Carrier Rooftop Units, MJ Mech quote includes overtime work for Sat and Sun
AHU Systems	$—	AHU Systems for labs, should be part of TI
Structural	$120,838.00	Generous allowance for potential structural enhancement that may be required by the City.
Engineering	$10,000.00	Used the allowances provided by Valley Process Systems as
Permits	$15,000.00	place holder for structural, engineering, permits, controls and air balance.
Controls	$—
Air Balance	$—
200 Penobscot Totals	$372,580.00
400 Penobscot
HVAC rooftop equipment	$—
Structural	$10,000.00

Exhibit B-2 - Page 4

120 Ton Chiller	$90,065.00	waiting for the MJ Mechanical estimates for chiller and
2M BTU Roof top Boiler	$33,750.00	boiler, extended the VPS pricing to get total less repair work
Pumps	$—
Roof piping Upgrades	$—
Roof Piping Insulation	$—
Engineering	$5,000.00
Permits	$15,000.00
Controls	$—
Balance	$—
Repairs & Maintenance	$—
400 Penobscot Totals	$153,815.00
Grand Totals	$763,207.00

Yellow is Owners Cost items

Exhibit B-2 - Page 5

EXHIBIT C

COMMENCEMENT DATE AGREEMENT

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), and CODEXIS, INC., a Delaware corporation (“Tenant”), have entered into a certain Fifth Amendment to Lease, which Amendment is dated as of                     , 2011 (the “Amendment”). The original Lease, as amended, may be referred to as the “Lease”.

WHEREAS, Landlord and Tenant wish to confirm and memorialize the 101 Saginaw Space Commencement Date as provided for in the Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Amendment, Landlord and Tenant agree as follows:

1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Amendment and the Lease.

2. The 101 Saginaw Space Commencement Date, as defined in the Amendment, is                     .

3. The Expiration Date of the Lease, as extended by the Amendment, is January 31, 2020.

4. Tenant hereby confirms the following:

(a)	that it has accepted possession of 101 Saginaw Space pursuant to the terms of the Amendment;

(b)	that the Landlord Work is Substantially Complete; and

(c)	that the Lease is in full force and effect.

5. Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

EXHIBIT C - Page 1

6. The Lease and this Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between the Landlord and the Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

TENANT:	CODEXIS, INC.,
a Delaware corporation

By:

Print Name:

Title:

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By:

Print Name:

Title:

EXHIBIT C - Page 2